LOS ANGELES
SINGAPORE
DUBLIN
PENANG
KUALA LUMPUR
BANGKOK

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 277-5162
(818) 787-7000
info@BerkmanAssociates.com
Trio-Tech Announces Closing of Sale Of
Its Ireland Facility For EUR 8.85 Million
     Van Nuys, CA, — November 2, 2005 — Trio-Tech International (AMEX:TRT) today announced the closing of the previously announced sale of its facility in Dublin, Ireland for EUR 8.85 million in cash.
     President and Chief Executive Officer S.W. Yong said that the sale of Trio Tech’s European Electronic Test Center is an important step forward in the company’s strategy to focus its resources in growing markets in Asia. He said that the sale is not expected to have any adverse effect upon the Company’s operations. “We are adding capacity in Singapore and actively evaluating opportunities to expand our business in China,” he said.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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